Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PROCEPT BioRobotics Corporation of our report dated June 25, 2021, except for the effects of the par value change discussed in Note 2 to the consolidated financial statements, as to which the date is August 18, 2021, and except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2021, relating to the financial statements of PROCEPT BioRobotics Corporation which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-258898).

/s/ PricewaterhouseCoopers LLP
San Jose, California September 16, 2021